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                                                  OMB Number: 3235-0104
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person

    Goldstein                        Steven
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   (Last)                            (First)              (Middle)

     c/o The Langer Biomechanics Group, Inc.
     450 Commack Road
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                                    (Street)

  Deer Park                            NY                   11729
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     February 13, 2001

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

     --

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     The Langer Biomechanics Group, Inc. (GAIT)

________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
              (check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

     Vice President and Secretary
________________________________________________________________________________

6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)      4. Nature of Indirect Beneficial Ownership
   (Instruction 4)                       (Instr. 4)                 (Instr. 5)           (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  reporting  person,  See  Instruction
     5(b)(v).


                                                                          (Over)
                                                                 SEC 1473 (7/96)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                      3. Title and Amount of
                                                         Securities Underlying
                            2. Date Exercisable          Derivative Security                     5. Ownership
                               and Expiration Date       (Instr. 4)                4. Conver-       Form of
                               (Month/Day/Year)       --------------------------      sion or       Derivative     6. Nature of
                            ----------------------                     Amount or      Exercise      Security:         Indirect
                             Date         Expira-                      Number         Price of      Direct (D)        Beneficial
1. Title of Derivative       Exer-        tion                         of             Derivative    Indirect (I)      Ownership
   Security (Instr. 4)       cisable      Date        Title            Shares         Security      (Instr. 5)        (Instr. 5)
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Stock Options (Right to Buy)  (1)        12/29/10     Common Stock     80,000         $1.525         D
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(1) Options as to 26,666 shares shall vest on December 31, 2001 and December 31, 2002, and Options for 26,667 shares shall vest on December 31, 2003

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  reporting  person,  See  Instruction
     5(b)(v).

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Pontential persons who are to respond to the collection of information contained in this Form are not required to respond unless the form displays a currently valid OMB Number.



   /s/ Steven Goldstein                                         2/22/01
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  **Signature of the Reporting Person                            Date


                                                                          (Over)
                                                                 SEC 1473 (7/96)